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                                                                    EXHIBIT 4.10

                              AVONDALE MILLS, INC.

                               EXCHANGE AGREEMENT

May 27, 2004

Cohanzick Management, L.L.C.
427 Bedford Road
Suite 230
Pleasantville, New York 10570

Cohanzick Credit Opportunities Master Fund, Ltd.
427 Bedford Road
Suite 260
Pleasantville, New York  10570

Gabriel Capital, L.P.
450 Park Avenue
32nd Floor
New York, New York  10022

Ariel Fund Limited
450 Park Avenue
32nd Floor
New York, New York  10022

Ladies and Gentlemen:

      Avondale Mills, Inc., an Alabama corporation (the "Company"), and Avondale Incorporated, a Georgia corporation and the Company's parent company (the "Guarantor"), confirm their agreement with Cohanzick Credit Opportunities Master Fund, Ltd. ("CMF"), Gabriel Capital, L.P. ("Gabriel"), Ariel Fund Limited ("Ariel," collectively with CMF and Gabriel the "Holders" and each of them a "Holder"), Cohanzick Management, L.L.C., a Delaware limited liability company ("Cohanzick"), on the terms set forth herein.

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      1. Exchange. Subject to the terms and conditions of this Agreement, the
Company will enter into an exchange with the Holders pursuant to which the Company will issue to the Holders $2,600,000 principal amount of its Floating Rate Notes due 2012 (the "New Notes"), guaranteed on a senior, unsecured basis, in one or more guarantees, by the Guarantor (the "Note Guarantee"), in the amounts shown in Exhibit A hereto, in exchange for $4,000,000 principal amount of the Company's outstanding 10.25% Senior Subordinated Notes due 2013 (the "Securities") currently held by the Holders. This Agreement, the Note Guarantee and the New Notes, the form of which is attached hereto as Exhibit B (the "Note"), are hereinafter collectively referred to as the "Operative Documents" and the execution and delivery of the Operative Documents and the transactions contemplated herein and therein are hereinafter referred to as the "Exchange."

      The Exchange will be made without registration of the New Notes (or the Note Guarantee) under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon one or more exemptions from the registration requirements of the Securities Act contained in Section 4(2) and Regulation D thereof.

      2. Representations, Warranties and Agreements of the Company and the Guarantor. The Company and the Guarantor jointly and severally represent and warrant to, and agree with, the Holders that:

            (a) Pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Guarantor has filed with the Securities and Exchange Commission (the "SEC") an Annual Report on Form 10-K for the year ended August 28, 2003, a Quarterly Report on Form 10-Q for the quarter ended November 28, 2003, a Quarterly Report on Form 10-Q for the quarter ended February 28, 2004 and a Current Report on Form 8-K dated March 4, 2004 (collectively, and including the exhibits thereto, the "Exchange Act Documents"), and all such Exchange Act Documents complied in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time they were filed with the SEC, in light of the circumstances under which they were made, not misleading.

            (b) Except as qualified in the Exchange Act Documents, the audited and unaudited financial statements and schedules included in the Exchange Act Documents, present fairly in all material respects the consolidated financial position of the Guarantor, the Company and its subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Guarantor, the Company and its subsidiaries for the periods specified; such financial statements and schedules have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved.

            (c) Each of the Company and the Guarantor is in good standing under the laws of the jurisdiction in which it is chartered or organized and is duly qualified to do business as a foreign corporation under the laws of each jurisdiction which requires such qualification wherein it owns or leases material properties or conducts material business, except in such jurisdictions in which the failure to be so incorporated or organized and validly existing or to so qualify, in the aggregate, would not have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" shall mean when used in respect of any matter to the

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Company or the Guarantor a material adverse effect on the business, condition
(financial or otherwise), properties or results of operations of the Company, the Guarantor and the Company's subsidiaries, considered as one enterprise, or would materially adversely affect the ability of the Company or the Guarantor to perform its obligations under the Operative Documents.

            (d) Each of the Company and the Guarantor has full corporate power to own or lease its respective properties and conduct its respective businesses as described in the Exchange Act Documents; and each of the Company and the Guarantor has full corporate power and authority to enter into this Agreement and the other Operative Documents and to perform all the terms and provisions hereof and thereof to be carried out by it.

            (e) As of the date hereof, the Company does not have any significant subsidiaries (as defined in Regulation S-X promulgated under the Securities
Act).

            (f) Each of the Company and the Guarantor maintains a system of internal accounting controls sufficient to provide reasonable assurances that
(i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (g) The execution, delivery and performance of the Operative Documents has been duly authorized by all necessary corporate action of the Company and the Guarantor, as applicable, and, when duly executed and delivered by the Company and the Guarantor and by the other parties thereto, the Operative Documents will constitute legal, valid and binding obligations of the Company and the Guarantor (to the extent each is a party thereto), enforceable against the Company and the Guarantor in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the rights of creditors generally and to the effect of general principles of equity and except that any rights to indemnity and contribution may be limited by federal and state securities laws and public policy considerations.

            (h) The execution, issuance, delivery, sale and performance of and under the New Notes and the Note Guarantee have been duly authorized by all necessary corporate action and, when executed and delivered as provided in this Agreement, the New Notes and the Note Guarantee will constitute legal, valid and binding obligations of the Company and the Guarantor, respectively, enforceable against the Company and the Guarantor, respectively, in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the rights of creditors generally and to the effect of general principles of equity.

            (i) The issuance and offering of the New Notes to the Holders by the Company pursuant to this Agreement, the execution and delivery of any of the Operative

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Documents, the consummation or performance by the Company or the Guarantor of any of the terms of or obligations under the Operative Documents and the consummation of the Exchange, do not (i) require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company or the Guarantor, or (ii) conflict with, result in a breach or violation of, or constitute a default under the Indenture, dated June 30, 2003, by and among the Company, the Guarantor and Wachovia Bank, National Association, as trustee (the "Indenture"), the Master Security Agreement (as defined below), the Credit Facility (as defined in the Indenture) or any other material indenture, note purchase agreement, credit agreement, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Company or the Guarantor is a party or by which the Company or the Guarantor or any of their respective properties is bound, or with the charter or by-laws of the Company or the Guarantor, or any statute, rule or regulation or any judgment, order or decree of any governmental authority or court or any arbitrator applicable to the Company or the Guarantor, except for (i) any statute, rule or regulation or any judgment, order or decree of any governmental authority or court or any arbitrator the noncompliance with which would not result in a Material Adverse Effect, or (ii) for any consent, approval, authorization, order, registration or qualification which has been made or obtained.

            (j) No legal or governmental proceedings or investigations are pending or, to the knowledge of the Company or the Guarantor, threatened to which the Company or the Guarantor is a party or to which the property of the Company, the Guarantor or any of their respective subsidiaries is subject that are not described in the Exchange Act Documents, except for such proceedings or investigations which could reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect or materially and adversely affect the consummation of the Exchange.

            (k) Except as set forth in or granted in relation to (i) the Master Security Agreement and related documents, dated July 30, 2002, among the Company and The CIT Group/Equipment Financing, Inc. (the "Master Security Agreement") and (ii) the Credit Facility, each of the Company and the Guarantor has good and marketable title in fee simple to all items of real property and marketable title to all personal property owned by each of them, in each case except as described in the Exchange Act Documents, free and clear of any pledge, lien, encumbrance, security interest or other defect or claim of any third party, except such as do not have a Material Adverse Effect. Any real property held by the Company or the Guarantor as lessor is held under valid, subsisting and enforceable leases, with such exceptions as do not have a Material Adverse Effect.

            (l) Each of the Company and the Guarantor owns or possesses, or can acquire on reasonable terms, adequate rights to use all material patents, trademarks, service marks, trade names and copyrights, licenses, all applications and registrations for each of the foregoing, and all other material proprietary rights and confidential information necessary to conduct their respective businesses as currently conducted; and none of the Company or the Guarantor has received any notice, or is otherwise aware, of any infringement of or conflict with the rights of any third party with respect to any of the foregoing which could reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect.

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            (m) Each of the Company and the Guarantor is insured by insurers of recognized financial responsibility (including self-insurance) against such losses and risks and in such amounts and with such deductibles as are prudent in the businesses in which they are engaged, except where the failure to have such could not reasonably be expected to have a Material Adverse Effect; and none of the Company and the Guarantor has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that could not reasonably be expected to have a Material Adverse Effect.

            (n) Each of the Company and the Guarantor possesses all certificates, authorizations and permits issued by the appropriate original equipment manufacturers, federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to have such could not reasonably be expected to have a Material Adverse Effect, and none of the Company and the Guarantor has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, could not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect.

            (o) Except as described in the Exchange Act Documents:

                  (i) Each of the Company and the Guarantor is and has been in compliance with all applicable laws, statutes, ordinances, rules, regulations, orders, judgments, decisions, decrees, standards, and requirements ("Legal Requirements") relating to: human health and safety; pollution; management, disposal or release of any hazardous chemical substance, product or waste; and protection, cleanup, remediation or corrective action relating to the environment or natural resources ("Environmental Law");

                  (ii) Each of the Company and the Guarantor has obtained and is in compliance with the conditions of all permits, authorizations, licenses, approvals, and variances necessary under any Environmental Law for the continued conduct in the manner now conducted of the business of each of the Company and the Guarantor ("Environmental Permits");

                  (iii) There are no past or present conditions or circumstances that are likely to interfere with the conduct of the business of each of the Company and the Guarantor in the manner now conducted or which would interfere with compliance with any Environmental Law or Environmental Permits; and

                  (iv) There are no past or present conditions or circumstances at, or arising out of, the business, assets and properties of each of the Company and the Guarantor or any businesses, assets or properties formerly leased, operated or owned by each of the Company and the Guarantor, including but not limited to on-site or off-site disposal or release of any hazardous chemical substance, product or waste, which may give rise to: (i) liabilities or obligations for any cleanup, remediation or corrective action under any Environmental Law; (ii) claims arising under any Environmental Law for personal injury, property

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                                                                               6

            damage, or damage to natural resources; (iii) liabilities or obligations incurred by the Company and the Guarantor to comply with any Environmental Law; or (iv) fines or penalties arising under any Environmental Law;

except in each case for any noncompliance or conditions or circumstances that could not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect.

            (p) No default exists under, and no event has occurred that, with notice or lapse of time or both, would constitute a default in the due performance and observation of any term, covenant or condition of the Indenture, the Credit Facility, the Master Security Agreement or any other indenture, note, security agreement, guaranty, mortgage, deed of trust, lease or other agreement or instrument to which each of the Company and the Guarantor is a party or by which the Company and the Guarantor is bound which could reasonably be expected to have, or could reasonably be expected to have after notice or lapse of time or both, a Material Adverse Effect.

            (q) Each of the Company and the Guarantor has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith and for which the Company and/or the Guarantor, as applicable, retains adequate reserves and except in each case for any noncompliance that, singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            (r) Neither of the Company or the Guarantor is, nor after giving effect to the Exchange, will be an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act").

            (s) None of the Company, the Guarantor, any of their Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act ("Regulation D")), and any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the New Notes under the Securities Act.

            (t) None of the Company, the Guarantor, any of their Affiliates, and any person acting on its or their behalf has or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the New Notes in the United States.

            (u) Assuming the accuracy of the representations and warranties of Cohanzick and the Holders in Section 4 hereof and compliance by the Holders with the procedures set forth in Section 4 hereof, it is not necessary in connection with the offer, sale and delivery of the New Notes or the Note Guarantee to the Holders in the manner contemplated by this Agreement to register any of the New Notes or the Note Guarantee under the Securities Act or to qualify the New Note under the Trust Indenture Act of 1939, as amended.

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            (v) Each certificate signed by any officer of the Company or the
Guarantor and delivered to the Holders or their counsel shall be deemed to be a representation and warranty by the Company or the Guarantor, as the case may be, to the Holders as to the matters covered thereby.

      3. Exchange. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue $2,600,000 aggregate principal amount of New Notes in exchange for $4,000,000 aggregate principal amount of Securities held by the Holders. The New Notes will be delivered in certificated form to the Holders against delivery by the Holders of $4,000,000 principal amount of Securities at 10:00 A.M., New York City time, on the date hereof, or at such other time or date as the Holders and the Company may agree upon in writing, such time and date of delivery against payment being herein referred to as the "Closing Date." In addition, on the Closing Date, the Company shall pay to the Holders all accrued but unpaid interest on the Securities to, but not including the Closing Date, in accordance with the terms of the Indenture.

      4. Cohanzick and Holders' Representations, Warranties and Agreements. Cohanzick and the Holders represent and warrant to, and agree with, the Company that:

            (a) Cohanzick Management, L.L.C. is authorized to enter into this Agreement and all transactions and actions contemplated hereby as the authorized representative of the Holders pursuant to written agreements which are legal, valid and binding obligations of each of the parties thereto, enforceable against each of them in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting rights of creditors generally and to the effect of general principles of equity; and if Cohanzick is purchasing New Notes as a fiduciary or agent for one or more investor accounts, Cohanzick represents that it has sole investment discretion for each of those accounts with respect to any Securities to be exchanged under this Agreement and full power to make the above acknowledgments, representations and agreements on behalf of each account with respect to any Securities to be exchanged under this Agreement.

            (b) (i) Cohanzick and the Holders are knowledgeable, sophisticated and experienced in making, and are qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the New Notes, and have had the opportunity to request and receive all material information relevant to the Company and relevant to making an informed decision to enter into this Agreement and to purchase the New Notes, as the case may be; (ii) the Holders are acquiring the New Notes in the ordinary course of their business and for their own account for investment only and with no present intention of distributing any of such New Notes or any arrangement or understanding with any other persons regarding the distribution of such New Notes; (iii) Cohanzick and the Holders will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the New Notes except in compliance with the Securities Act and any applicable state securities laws;
(iv) the Holders, or their representatives (including Cohanzick), have been afforded the opportunity to ask questions of the Company and the Guarantors; and neither such inquiries nor any other due diligence investigations conducted by the Holders, or their representatives, if any, shall modify, amend or affect the Holders' right to rely on the Company's and the Guarantor's representations

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                                                                               8

and warranties contained in Section 2; and (v) the Holders understand that their investment in the New Notes involves a significant degree of risk, including a risk of total loss of their investment, they are fully aware of and understands all the risks related to their purchase of the New Notes and that they may not be able to sell or transfer the New Notes for an indefinite period of time.

            (c) Cohanzick and the Holders have all necessary power and authority to execute and deliver this Agreement; this Agreement has been duly authorized by each of them; assuming that this Agreement is the valid and binding agreement of each of the parties thereto, other than Cohanzick and the Holders, this Agreement constitutes a valid and binding agreement of Cohanzick and the Holders, enforceable against each of them in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting rights of creditors generally and to the effect of general principles of equity;

            (d) Cohanzick and the Holders understand that the New Notes are being offered in a transaction not involving any public offering within the meaning of the Securities Act in compliance with Section 4(2) and/or Regulation D of the Securities Act, that the New Notes have not been and will not be registered under the Securities Act, except pursuant to a Registration Rights Agreement as contemplated by Section 5, if at all, and that (i) if in the future any Holder decides to offer, resell, pledge or otherwise transfer any of the New Notes, such New Notes may be offered, resold, pledged or otherwise transferred only (a) to the Company, (b) in the United States to a person whom the Holders reasonably believes is a "qualified institutional buyer" (as defined in Rule 144A of the Securities Act) in a transaction meeting the requirements of Rule 144A under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (d) to an "accredited investor" (as defined in Rule 501(a) of Regulation D) in a transaction exempt from the registration requirements of the Securities Act or
(e) pursuant to an effective registration statement under the Securities Act, in each of cases (a) through (e) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that (ii) the applicable Holder will, and each subsequent holder is required to, notify any subsequent purchaser of the New Notes from it of the resale restrictions referred to in (i) above;

            (e) Cohanzick and the Holders understand that the New Notes will bear a legend, as set forth on the form of New Note attached hereto as Exhibit B, until such legend shall no longer be necessary, in the Company's opinion, because the New Notes are no longer subject to the restrictions on transfer described therein;

            (f) Cohanzick and the Holders understand that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the New Notes or the fairness or suitability of the investment in the New Notes nor have such authorities passed upon or endorsed the merits of the offering of the New Notes;

            (g) Cohanzick is a Delaware limited liability company, Gabriel is a Delaware limited partnership, CMF and Ariel are organized in jurisdictions outside the United States and each of them has a principal place of business in the State of New York;

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                                                                               9

            (h) each of the Holders is a qualified institutional buyer;

            (i) each of Cohanzick and the Holders agree to keep confidential the existence and terms of the Exchange, its entering into this Agreement and all transactions relating thereto and hereto, provided that, these matters may be disclosed (i) to their respective officers, employees, attorneys and other advisors on a confidential and "need to know" basis in connection with the Exchange, (ii) as required by law and (iii) to the extent that these matters are publicly disclosed by the Company or at such time as the Guarantor files with the SEC its Form 10-Q for the quarter ended May 30, 2004; furthermore, until the earliest to occur of (x) July 15, 2004, (y) the filing with the SEC of the Guarantor's Quarterly Report on Form 10-Q for the quarter ended May 30, 2004 and
(z) such time as the existence of the Exchange is publicly disclosed by the Company, neither Cohanzick nor any Holder nor any representative on their behalf will engage in any discussions with any third party (a "counterparty") with respect to any purchase or sale of Securities or New Notes without first either
(1) entering into a confidentiality agreement with the counterparty substantially similar to this Section 4(i) or (2) obtaining an executed letter from the counterparty (which shall be promptly forwarded to the Company) in which the counterparty acknowledges that (x) the addressee of the letter may be in possession of material, non-public information regarding the Company within the meaning of the federal securities laws and (y) despite the counterparty itself not being in possession of such information, it nevertheless elects to enter into the purchase or sale;

            (j) Cohanzick and the Holders have not, directly or indirectly, purchased, including by an option or other arrangement providing for the right to acquire any Securities, or sold or otherwise transferred, including by an option or other arrangement to transfers, any Securities since May 5, 2004, except for transfers between and among Affiliates of CMF; and

            (k) Cohanzick and the Holders acknowledge that the Company, the Guarantor and others will rely upon the truth and accuracy of the foregoing representations, warranties and agreements; they agree that if any of the representations, warranties or agreements Cohanzick or the Holders is deemed to have made is no longer accurate, they shall promptly notify the Company.

      5. Covenants.

            (a) Upon their initial issuance, the Company will (i) qualify the New Notes and the Note Guarantee for sale by the Holders under the applicable laws of such jurisdictions as Cohanzick, as authorized representative for the Holders, may designate and (ii) will maintain such qualifications for so long as required for the sale of the New Notes and the Note Guarantee by the Holders, in the case of clauses (i) and (ii) as required by applicable law; provided, that the Company will not be required to qualify to do business in any jurisdiction in which it is not then so qualified, to file any general consent to service of process or to take any other action which would subject it to general service of process or to taxation in any such jurisdiction where it is not then so subject. The Company will promptly advise the Holders of the receipt by the Company of any notification with respect to the suspension of the qualification of the New Notes and the Note Guarantee for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

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                                                                              10

            (b) So long as any of this Note is a "restricted security" within the meaning of Rule 144(a)(3) under the Securities Act, at any time that the Company is not then subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company will provide at its expense to a Holder and to each prospective purchaser (as designated by the Holder) of the New Notes, upon the request of such Holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act.

            (c) Except as may be contemplated in the Registration Rights Agreement, none of the Company or any of its Affiliates, nor any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the New Notes under the Securities Act.

            (d) For so long as the New Notes are outstanding, each of the Company and the Guarantor and their respective subsidiaries will conduct its operations in a manner that will not subject the Company, the Guarantor or any such subsidiary to registration as an "investment company" under the Investment Company Act.

      6. Expenses.

            The Company will pay all costs and expenses incident to the performance of the obligations of the Company under this Agreement, including the costs and expenses of the Holders incurred in connection with the negotiation, documentation and consummation of the Operative Documents and the Exchange, provided that the Company shall not be responsible to pay more than $25,000 relating to the fees and disbursements of counsel for the Holders, and any other experts or advisors retained by the Holders and the qualification of the New Notes under state securities or blue sky laws, including filing fees and reasonable fees and disbursements of counsel for the Holders relating thereto. Except as otherwise provided herein, including the provisions of Section 8, neither the Company nor the Guarantor shall in any event be liable to the Holders for the loss of anticipated profits from the transactions covered by this Agreement.

      7. Conditions to Closing. This Agreement and the Exchange shall become effective upon the satisfaction of the following conditions:

            (a) Cohanzick, the Holders, the Company and the Guarantor shall have executed and delivered to each other this Agreement;

            (b) The Guarantor shall have executed and delivered to the Holders the Note Guarantee;

            (c) The Company shall have executed and delivered the New Notes in the number and amounts requested by the Holders;

            (d) The Holders shall have delivered, or caused to be delivered, to the Company the Securities being exchanged pursuant to this Agreement;

            (e) Each of the Company and the Guarantor shall have delivered to Cohanzick a certificate, dated the Closing Date, executed by the secretary of each of the Company and the

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                                                                              11

Guarantor certifying in such capacity and on behalf of the applicable party (a) as to the incumbency and signature of the officer of the Company and the Guarantor who executed this Agreement, the Note Guarantee and the New Notes; and
(b) as to the adoption of resolutions of the board of directors of the Company and the Guarantor as being correct, complete and in full force and effect on the Closing Date, authorizing (i) the execution and delivery of this Agreement, the New Notes and the Note Guarantee, and (ii) the performance of the obligations of the Company and the Guarantor hereunder and thereunder; and

            (f) The Company shall have delivered to Cohanzick a copy of the waiver and/or consent of General Electric Capital Corporation, as administrative agent and lender under the Credit Facility, to the transactions and exchanges contemplated herein.

      8. Indemnification and Contribution.

            (a) The Company agrees to indemnify Cohanzick and the Holders from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) to which the Holders may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any misrepresentation, breach of warranty or covenant or non-fulfillment of any agreement or obligation of the Company or the Guarantor under this Agreement; provided, however, that the Company shall not be liable for indemnification or otherwise for any such loss, claim, damage or liability to the extent arising from gross negligence or willful misconduct of Cohanzick or the Holders.

            (b) Cohanzick and the Holders also agree to indemnify the Company and the Guarantor from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) to which the Company or the Guarantor may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any misrepresentation, breach of warranty or covenant or non-fulfillment of any agreement or obligation of Cohanzick and the Holders under this Agreement; provided, however, that Cohanzick and the Holders shall not be liable for indemnification or otherwise for any such loss, claim, damage or liability to the extent arising from gross negligence or willful misconduct of the Company or the Guarantor.

            (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b) hereof, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve such indemnifying party from liability under paragraph (a) or
(b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (i) the fees and expenses of more than one separate firm (in addition to any local counsel) for Cohanzick and the Holders and all persons, if any, who controls Cohanzick or the Holders within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and (ii) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, the Guarantor, their respective directors and officers and each person, if any, who controls the Company or the Guarantor within the meaning of either such Section. In the case of any such separate firm for Cohanzick and the Holders and such control persons of Cohanzick or the Holders, such firm shall be designated in writing by Cohanzick and the Holders. In the case of any such separate firm for the Company, the Guarantor, and such directors, officers and control persons of the Company, such firm shall be designated in writing by the Company or the Guarantor. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request, (ii) such request sets forth the terms of the proposed settlement and (iii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

            (d) The obligations of the Company and the Guarantor under this
Section 8 shall be in addition to any liability that the Company and the Guarantor may otherwise have and the obligations of Cohanzick and the Holders under this Section 8 shall be in addition to any liability that Cohanzick and the Holders may otherwise have.

      9. Subsequent Exchanges. If (a) the New Notes continue to be owned by the Holders, their affiliates, successors or in accounts managed by Cohanzick and
(b) the Company incurs new indebtedness (which shall not include indebtedness incurred under the Credit Facility or the Master Security Agreement), in one or more transactions, in exchange for or to finance the repurchase by the Company of Securities on or before November 19, 2004 (each such transaction, a "Subsequent Exchange"), (x) the Company will, on or before the fifth Business Day following a filing of a report or document by the Company with the SEC disclosing a Subsequent Exchange, notify the Holders of such Subsequent Exchange, (y) a Holder will have the right to request, and, after entering into a confidentiality agreement with the Company regarding the terms and existence of any information regarding such Subsequent Exchange, receive, information regarding the terms of such Subsequent Exchange and (z) upon receipt by the Company of a notice from the Holder to elect the terms of the Subsequent Exchange pursuant to this Section 9, the Company shall retroactively adjust the New Notes and this Agreement, as applicable, other than terms relating to registration rights, to reflect new terms that are offered by the Company in the Subsequent Exchange, provided that any such request must (1) accept all of the terms, conditions and other provisions of any such Subsequent Exchange and (2) be received by the Company no later than five Business Days after the receipt by the Holder of the information described in (y) above. A failure by a Holder to deliver the notice described in clause (z) of the prior sentence within the prescribed time period will constitute the waiver of the Holder's right to accept the terms of the applicable Subsequent Exchange.

      10. Termination and Amendment (a). This Agreement may be terminated in writing pursuant to a writing signed by all parties hereto. Notwithstanding the above, this Agreement shall terminate at such time as all New Notes issued pursuant hereto are no longer outstanding. This Agreement may be amended pursuant to a writing signed by all parties hereto; provided however, that if the Company issues additional New Notes pursuant to the terms of the New Notes, this Agreement may be amended by a writing signed by the Company, the Guarantor and persons holding over 50% of the outstanding principal amount of all New Notes, including such additional New Notes.

      11. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery:

            (i)   if to Cohanzick or any Holder, as follows:

                  Cohanzick Management, L.L.C.
                  427 Bedford Road
                  Suite 230
                  Pleasantville, New York 10570
                  Attn: Mr. David Sherman
                  Fax: (914) 992-9817

                  With a copy to:

                  Stutman, Treister & Glatt Professional Corporation 1901 Avenue of the Stars
                  12th Floor
                  Los Angeles, California 90067
                  Attn: Mr. Jeffrey Resler
                  Fax: (310) 228-5788

            (ii)  if sent to the Company or the Guarantor, as follows:

                  Avondale Mills, Inc. and/or Avondale Incorporated 506 South Broad Street
                  Monroe, GA 30655
                  Attn: Jack R. Altherr, Jr., Chief Financial Officer
                  Fax: (770) 267-2543

                  With a copy to:

                  King & Spalding LLP
                  1185 Avenue of the Americas
                  New York, New York 10036
                  Attention: Alexander G. Simpson, Esq.
                  Fax: (212) 556-2222

      12. Successors. This Agreement shall inure to the benefit of and shall be binding upon Cohanzick, the Holders, the Company and the Guarantor and their respective successors, and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of Cohanzick, the Holders, the Company and the Guarantor and their respective successors, and legal representatives, and for the benefit of no other person, except that (i) the indemnities of the Company and the Guarantor contained in Section 8 of this Agreement shall also be for the benefit of any person or persons who control Cohanzick or the Holders within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act and (ii) the indemnities of Cohanzick and the Holders contained in Section 8 of this Agreement shall also be for the benefit of the directors and officers of the Company and the Guarantor, and any person or persons who control the Company or the Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

      13. Governing Law. The validity and interpretation of this Agreement, and the terms and conditions set forth herein, shall be governed by and construed in accordance with the laws of the State of New York.

      14. Consent to Jurisdiction and Service of Process

            (a) All judicial proceedings arising out of or relating to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of New York, which jurisdiction is non-exclusive.

            (b) Each party agrees that any service of process or other legal summons in connection with any proceeding may be served on it by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, postage prepaid, addressed to the served party at its address as provided for in Section 11 hereof. Nothing in this Section shall affect the right of the parties to serve process in any other manner permitted by law.

      15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute an agreement binding the Company, the Guarantor and the Holders.

                                Very truly yours,

                                AVONDALE MILLS, INC.

                                By:____________________________________
                                   Name: Jack R. Altherr, Jr.
                                   Title: Vice Chairman and Chief Financial
                                          Officer

                                AVONDALE INCORPORATED

                                By:____________________________________
                                   Name: Jack R. Altherr, Jr.
                                   Title: Vice Chairman and Chief Financial
                                          Officer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

COHANZICK CREDIT OPPORTUNITIES MASTER FUND, LTD.

     By Cohanzick Management, L.L.C., its authorized representative

         By:__________________________
         Name:
         Title:

GABRIEL CAPITAL, L.P.

     By Cohanzick Management, L.L.C., its authorized representative

         By:__________________________
         Name:
         Title:

ARIEL FUND LIMITED

     By Cohanzick Management, L.L.C., its authorized representative

         By:__________________________
         Name:
         Title:

COHANZICK MANAGEMENT, L.L.C.

By:__________________________
Name:
Title:

               EXHIBIT A - PRINCIPAL AMOUNT OF NEW NOTES PURCHASED

                   Holder                                                  Principal Amount Purchased
------------------------------------------------                  --------------------------------------------
Cohanzick Credit Opportunities Master Fund, Ltd.                  $1,300,000 TOTAL AGGREGATE AMOUNT(in lots of
                                                                  $500,000, $500,000 and $300,000)

Gabriel Capital, L.P.                                             $637,000 TOTAL AGGREGATE AMOUNT (in lots of
                                                                  $500,000 and $137,000)

Ariel Fund Limited                                                $663,000 TOTAL AGGREGATE AMOUNT (in lots of
                                                                  $500,000 and $163,000)

                            EXHIBIT B - FORM OF NOTE

THE NOTE EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND STATE SECURITIES LAWS. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION AND IN ACCORDANCE WITH TRANSFER RESTRICTIONS CONTAINED IN THIS NOTE UNDER WHICH THIS NOTE WAS ISSUED. THE HOLDER OF THE NOTE WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY A PROPOSED TRANSFEREE OF THE NOTICE OF THE RESALE RESTRICTIONS APPLICABLE TO THE NOTE.

                              AVONDALE MILLS, INC.

                          FLOATING RATE NOTE DUE 2012

$500,000.00                                                              No. 001

Avondale Mills, Inc., an Alabama corporation (hereinafter, the "Company"), promises to pay to Cohanzick Credit Opportunities Master Fund, Ltd. or its successors, transferees or assigns the principal sum of five hundred thousand dollars ($500,000.000) on July 1, 2012 (the "Stated Maturity").

      Interest Payment Dates: July 1, October 1, January 1 and April 1.

      Record Dates: June 15, September 15, December 15 and March 15.

      Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

      IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Dated: ______________, 2004

                                           AVONDALE MILLS, INC.

                                           By:_________________________________
                                              Name: Jack R. Altherr, Jr.
                                              Title: Vice Chairman and
                                                     Chief Financial Officer

Attest: ________________________________
        Name: Michael D. Boyd
        Title: Vice President, Controller
               and Secretary

                              (REVERSE OF SECURITY)

                              AVONDALE MILLS, INC.

                           FLOATING RATE NOTE DUE 2012

            (a) Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in that certain Exchange Agreement, dated May 27, 2004 (the "Exchange Agreement"), by and among, Avondale Mills, Inc., an Alabama corporation (the "Company"), Avondale Incorporated, a Georgia corporation (the "Guarantor"), and Cohanzick Credit Opportunities Master Fund, Ltd. ("CMF"), Gabriel Capital, L.P. ("Gabriel"), Ariel Fund Limited ("Ariel," collectively with CMF and Gabriel the "Holders" and each of them a Holder), and Cohanzick Management, L.L.C., a Delaware limited liability company, or if not defined therein, in that certain Indenture, dated as of June 30, 2003, by and among the Company, the Guarantor and Wachovia Bank, National Association, as Trustee (the "Indenture"). References herein to "this Note" shall mean this Note evidencing the Floating Rate Note due 2012 of the Company. References herein to the New Notes, shall mean this Note as well as any other Floating Rate Notes due 2012 of the Company issued after the date hereof.

            (b) Interest.

                  (i) Payment. The Company promises to pay interest on the
            principal amount of this Note until its Stated Maturity as set forth in this Section 2. The Company will pay interest quarterly in arrears on July 1, October 1, January 1 and April 1 of each year (each an "Interest Payment Date"), commencing on July 1, 2004, or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Notes will accrue from the most recent Interest Payment Date on which interest has been paid or, if no interest has been paid, from May 28, 2004. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate equal to the interest rate then in effect; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

                  (ii) Interest Rate. This Note shall initially bear interest at a rate equal to LIBOR (as defined below) for the applicable Interest Period (which shall mean each of (a) the period from the date hereof until and including July 1, 2004 and (b) each period thereafter from the day after an Interest Payment Date to and including the next Interest Payment Date) plus 7.00% per annum. LIBOR for the period from the date of this Note until the first Interest Payment date shall be 1.75% per annum. The Company will determine LIBOR for each Interest Period following the initial Interest Period, on the second London Business Day prior to the first day of such Interest Period (each a "LIBOR Determination Date"). For purposes of calculating LIBOR, a London Business Day is any day on which dealings in deposits in United States dollars are transacted in the London interbank market. "LIBOR" means, as of any LIBOR Determination Date, the rate per annum for deposits in the United States dollars for a three-month period which appears on Telerate Page 3750 (as defined in the 1987 Interest Rate and Currency Exchange Definitions published by the International Swap Dealers Association, Inc., or such other page as may replace such Telerate Page 3750) as of 11:00 a.m., London time, on such date. The maximum LIBOR rate for purposes of this Note shall be 4.50%, and the minimum LIBOR rate for purposes of this Note shall be 1.75% notwithstanding the fact that the actual LIBOR rate in effect on the LIBOR Determination Date may differ from such maximum and minimum amounts. If, on any LIBOR Determination Date, such rate does not appear on Telerate Page 3750 (or such other page as may replace such Telerate Page 3750), the rate for that LIBOR Determination Date will be the rate quoted by Wachovia Bank, National Association in New York City at approximately 11:00 a.m., New York City time, on that day for loans in United States dollars to leading European banks for a three-month period.

                  (iii) Method of Payment. The Company shall pay interest on this Note (except defaulted interest) to the person who is the registered holder of this Note at the close of business record date immediately preceding the Interest Payment Date, even if this Note is cancelled after the record date and on or before the Interest Payment Date. The Company shall set a special record date for the payment of defaulted interest. The Company shall pay interest by wire transfer of immediately available funds pursuant to wire transfer instructions delivered in writing to the Company by the Holder designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other dates as the Company may accept in its discretion). The Holder must surrender this Note to the Company to collect principal payments. The Company will pay principal of, premium, if any, and interest on this Note in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal or premium on this Note by check payable in such money.

                  (iv) Paying Agent and Registrar. Initially, the Company will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

            (c) Covenants.

                  (i) Incorporation by Reference from Indenture. Reference is hereby made to the following provisions of the Indenture which are incorporated in their entirety by reference herein as if set forth in their entirety herein, which are made applicable to this Note and which are binding upon the Company and enforceable by the Holder:
            Sections 4.04, 4.05, 4.06, 4.07 and 4.08. For purposes of these incorporated sections (both as stated herein and as incorporated herein), references to Section 4.03 of the Indenture shall be deemed references to Section

            3(d) of this Note, references to Section 4.03(a) of the Indenture shall be deemed references to Section 3(d)(1) of this Note, references to Section 4.03(b) of the Indenture, and its subsections, shall be deemed references to Section 3(d)(2) of this Note, and its subsections and for purposes of Section 4.06 of the Indenture, the term Securities shall be defined to include the New Notes.

                  (ii) Payment of Notes. The Company shall promptly pay the
            principal of and interest on this Note on the dates and in the manner provided in this Note. The Company shall pay interest on overdue principal at the rate specified therefor above, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

                  (iii) SEC Reports. In the event that the Guarantor ceases to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Guarantor shall provide the Holder an annual report and the information documents and other reports which the Guarantor would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act were the Guarantor to still be filing such reports. The reports will be delivered to the Holder within 15 days after the date such reports would have been required to be filed with the SEC if such reports were being filed. In the event the Guarantor conducts any business or holds any significant assets other than the Capital Stock of the Company at the time of filing and providing any such report, information or other document containing financial statements of the Guarantor, the Guarantor shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X) with respect to the Company. Delivery of such reports, information and documents to the Holder is for informational purposes only and the Holder's receipt of such shall not constitute constructive notice of any information contained therein, including the Company's compliance with any of its covenants hereunder.

                  (iv) Limitation on Indebtedness.

                  (1) The Company shall not, and shall not permit any Restricted
            Subsidiary to, incur, directly or indirectly, any Indebtedness unless, on the date of such incurrence, the Consolidated Coverage Ratio exceeds 2.0 to 1.

                  (2) Notwithstanding the foregoing paragraph (1), the Company and its Restricted Subsidiaries may incur any or all of the following Indebtedness:

                              (a) Indebtedness incurred by the Company pursuant to the Credit Facility or any other revolving credit arrangement; provided, however, that, after giving effect to any such incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of $175,000,000 (less the then outstanding principal amount of Indebtedness arising under any Receivables Program of the Company or any Restricted Subsidiary, other than Indebtedness described in clause (B) below) and the sum of (i) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries and (ii) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (other than accounts receivable subject to any Receivables Program of the Company or any Restricted Subsidiary), in each case determined in accordance with GAAP;

                              (b) Indebtedness of the Company owed to and held by a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof;

                              (c) the Securities;

                              (d) Indebtedness outstanding as of the date of this Note (other than Indebtedness described in clause (A), (B) or (C) of this Section 3(d)(2));

                              (e) Refinancing Indebtedness in respect of Indebtedness incurred pursuant to Section 3(d)(1) or pursuant to clause (C) or (D) of this Section 3(d)(2) or this clause (E);

                              (f) Hedging Obligations consisting of Interest Rate or Currency Protection Agreements directly related to Indebtedness permitted to be incurred hereunder;

                              (g) Indebtedness incurred by a Receivables
                              Subsidiary, other than Indebtedness described in clause (B) above, in an amount not exceeding 95% of the aggregate unpaid balance of the Receivables and Related Assets of such Receivables Subsidiary at the time of such incurrence pursuant to a Receivables Program;

                              (h) Indebtedness of the Company and the Company's Restricted Subsidiaries to the extent the net proceeds thereof are concurrently deposited to defease all Securities pursuant to the terms of the Indenture or all New Notes pursuant to the terms herein;

                              (i) Indebtedness represented by guarantees by the Company or the Company's Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture;

                              (j) Indebtedness incurred by the Company in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such incurrence which was incurred pursuant to this clause (J), does not exceed $55,000,000. With respect to Indebtedness permitted under this Section 3(d)(2)(J) no more than $20,000,000 of Indebtedness may be incurred pursuant to such provision in respect of Purchase Money Indebtedness.

            "Purchase Money Indebtedness" means Indebtedness:

                  (A) consisting of the deferred purchase price of property conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case whether directly from the owner of such property or through a third-party financing arrangement, and in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the property being financed, and

                  (B) incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of the property, including additions and improvements thereto;

            provided, however, that the Indebtedness is incurred within 180 days after the acquisition, construction or lease of the property by the Company or Restricted Subsidiary.

                  (3) Notwithstanding the foregoing, and except as set forth in
            Section 3(e) below, the Company shall not incur any Indebtedness pursuant to Section 3(d)(2) if the proceeds thereof are used, directly or indirectly, to Refinance or defease any Subordinated Obligations unless such Indebtedness shall be subordinated to the New Notes to at least the same extent as such Subordinated Obligations. For the avoidance of doubt, for purposes of this
            Section 3(d) "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on the date of the New Notes or thereafter incurred) which is subordinate or junior in right of payment to the New Notes pursuant to a written agreement to that effect, including the Securities.

                  (4) For purposes of determining any particular amount of
            Indebtedness under this Section 3(d), (i) Indebtedness incurred under the Credit Facility on or prior to the date hereof shall be treated as incurred pursuant to clause (A) of Section 3(d)(2) and
            (ii) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Section 3(d), (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described herein, the Company, in its sole discretion, will classify (and may reclassify) such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified (and reclassified) in more than one of the types of Indebtedness described herein.

                  (v) Repurchase of Securities. The other provisions of this
            Note and the Exchange Agreement notwithstanding, neither the Company nor any Subsidiary may purchase, enter into an exchange for, repurchase or otherwise acquire more than $75,000,000 in aggregate principal amount of outstanding Securities (including the Securities to be tendered in exchange for this Note). Furthermore, the Company may not issue more than $55,000,000 in senior or unsubordinated Indebtedness, including this Note, in exchange for Securities it being understood that the limitation contained in this sentence shall not apply to the incurrence indebtedness under the Master Security Agreement or the Credit Facility used in whole or in part in exchange for or to finance the repurchase of Securities. The Company may not incur secured Indebtedness, except under the Master Security Agreement or the Credit Facility, in exchange for or to finance the repurchase of Securities unless the Indebtedness evidenced by this Note shall be secured on an equal and ratable basis with such secured Indebtedness.

                  (vi) Registration Rights. At such time as the Company issues
            $25.0 million or more in aggregate principal amount of New Notes, in one or more issuances, the Company agrees to enter into a registration rights agreement (the "Registration Rights Agreement") with the holders of New Notes on terms and conditions set forth in Annex B hereto.

            (d) Merger or Consolidation

                  (i) The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:

                  (1) the Company shall be the resulting, surviving or
            transferee Person or the resulting, surviving or transferee Person (in either case, the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume all the obligations of the Company under this Note and the Exchange Agreement;

                  (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any

            Restricted Subsidiary as a result of such transaction as having been incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

                  (3) immediately after giving effect to such transaction, the
            Successor Company would be able to incur an additional $1.00 of Indebtedness pursuant to Section 3(d)(1).

      The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Note and the Exchange Agreement, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on this Note.

      Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

                  (ii) The Guarantor shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all of its assets to any Person unless: (i) the resulting, surviving or transferee Person (if not the Guarantor) shall be a Person organized and existing under the laws of the jurisdiction under which the Guarantor was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by an amendment to this Note and the Exchange Agreement, in a form acceptable to the Holder, all the obligations of the Guarantor, if any, under the Guaranty; (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing.

            (e) Optional Redemption.

                  (i) The New Notes will not be redeemable at the Company's
            option prior to July 1, 2005. At any time on or after July 1, 2005, the Company may, at its option, redeem all or any portion of the outstanding principal amount of the New Notes at the redemption prices (expressed as percentages of the principal amount of the New Notes) set forth below, plus, in each case, accrued interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning July 1 of the years indicated below:

        Year                                Percentage
        ----                                ----------
2005                                         104.000%
2006                                         103.000%
2007                                         102.000%
2008                                         101.000%
2009 and thereafter                          100.000%

            (f) Notice of Redemption; Selection of New Notes to be Redeemed.(i)
            (a) Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to the Holder at its address for notices set forth in the Exchange Agreement. Once notice of redemption is mailed, the portion of the New Notes called for redemption becomes due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Company, the New Notes shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date.

                  (ii) If fewer than all the New Notes are to be redeemed, the
            Company shall select the New Notes to be redeemed pro rata or by lot or by a method that complies with applicable legal requirements, if any. The Company shall make the selection from outstanding New Notes not previously called for redemption. The Company may select for redemption portions of the principal of New Notes that have denominations larger than $1,000. New Notes and portions of them the Company selects shall be in amounts of $1,000 or a whole multiple of $1,000. Provisions of this Note that apply to New Notes called for redemption also apply to portions of New Notes called for redemption. Upon surrender of New Note that is redeemed in part, the Company shall execute and deliver to the Holder a New Note in the principal amount equal to the unredeemed portion of the New Note surrendered.

            (g) Change of Control.

                  (i) Upon a Change of Control, the Holder shall have the right to require that the Company repurchase this Note, in its entirety, at a purchase price in cash equal to 101% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of the Holder to receive interest due on an Interest Payment Date), in accordance with the terms contemplated in Section 7(b). In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of this Note pursuant to this Section, then prior to the mailing of the notice to the Holder provided for in Section 7(b) below but in any event within 30 days following any Change of Control, the Company shall
            (i) repay in full all such Bank Indebtedness or offer to repay in full all such Bank Indebtedness and repay such Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of this Note as provided for in Section 7(b).

                  (ii) Within 30 days following any Change of Control, the
            Company shall mail a notice to the Holder stating:

                  (1) that a Change of Control has occurred and that the Holder has the right to require the Company to purchase this Note at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the Holder's right to receive interest on the relevant interest payment date);

                  (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, after giving effect to such Change of Control);

                  (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);
            and

                  (4) the instructions determined by the Company, consistent with this Section, that the Holder must follow in order to have this Note purchased.

                  (iii) In order to have its Note repurchased pursuant to the terms hereof, the Holder will be required to surrender this Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. The Holder will be entitled to withdraw its election if the Company receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes which were delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.

                  (iv) On the purchase date, the Holder will surrender this Note to the Company for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holder.

                  (v) The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and resolutions in connection with a change of control offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue hereof.

            (h) Guaranty. To secure the due and punctual payment of the principal and interest, if any, on the Note and all other amounts payable by the Company under this Note when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the hereof, the Guarantor has agreed to guarantee the Obligations on a senior basis as set forth in the Note Guarantee attached hereto as Annex A.

            (i) Ranking. This Note, and all amounts due and outstanding hereunder, are Senior Indebtedness of the Company and shall rank pari passu in right of payment with all other Senior Indebtedness of the Company.

            (j) Amendment, Waiver, Voting.

                  (i) Without Consent of the Holder. The Company may amend this
            Note or any New Notes without notice to or consent of the Holder:

                  (1) to cure any ambiguity, omission, defect or inconsistency;

                  (2) to comply with Section 4;

                  (3) to provide for uncertificated New Notes in addition to or in place of certificated New Notes; provided, however, that the uncertificated New Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated New Notes are described in Section 163(f)(2)(B) of the Code;

                  (4) to add guarantees with respect to this Note or to secure this Note;

                  (5) to add to the covenants of the Company for the benefit of the Holder or to surrender any right or power herein conferred upon the Company;

                  (6) to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, the indenture (as defined below) under the Trust Indenture Act of 1939, as amended (to the extent the indenture will be required to be qualified under the Registration Rights Agreement); or

                  (7) to make any change that does not materially adversely
            affect the rights of the Holder.

      References above to the Indenture means the indenture that may be required to be executed and delivered pursuant to which New Notes are exchanged for Securities as contemplated by the Registration Rights Agreement.

      After an amendment under this Section becomes effective, the Company shall mail to the Holder a notice briefly describing such amendment. The failure to give such notice to the Holder, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

                  (ii) With Consent of the Holder. (i) The Company may amend this Note or any New Notes without notice to the Holder but with the written consent of the holders of at least a majority in principal amount of the New Notes. (ii) Without the consent of each holder affected, an amendment may not:

reduce the amount of New Notes whose Holders must consent to an amendment; reduce the rate of or extend the time for payment of interest on any New Note; reduce the principal of or extend the Stated Maturity of any New Note;
reduce the premium payable upon the redemption of any New Note or change the time at which any New Note may be redeemed in accordance with Section 5;
make any New Note payable in money other than U.S. Dollars;
make any change in Section 12(b) or 12(c), or clause (ii) of this Section 10(b);
  or
make any change in any the Note Guarantee that would adversely affect the Holders; and

      (iii) The above provisions notwithstanding, any amendment to Section 3(d)(2)(J), Section 3(d)(3) or Section 3(e) of this Note requires the written consent of holders of least 75% of the outstanding aggregate principal amount of the New Notes. This clause (iii) may not be amended or waived except upon the written consent of holders of at least 75% of the outstanding aggregate principal amount of the New Notes.

      (iv) It shall not be necessary for the consent of the holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

      (v) After an amendment under this Section becomes effective, the Company shall mail to the Holder a notice briefly describing such amendment. The failure to give such notice to the Holder, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

                  (iii) Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a holder of a New Note shall bind the holder and every subsequent holder of that New Note or portion of the New Note that evidences the same debt as the consenting holder's New Note, even if notation of the consent or waiver is not made on the New Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder's New Note or portion of the New Note if the Company receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every new holder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Company.

                  (iv) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the holders of New Notes entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to the New Notes. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders of New Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders of New Notes after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

                  (v) Payment for Consent. Neither the Company nor any Affiliate
            of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the New Notes unless such consideration is offered to be paid to all holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

            (k) Defaults and Remedies. An "Event of Default" occurs if:

                  (i) the Company defaults in any payment of interest on this
            Note when the same becomes due and payable, and such default continues for a period of 30 days;

                  (ii) the Company (i) defaults in the payment of the principal of this Note when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise or (ii) fails to redeem or purchase this Note when required pursuant to the terms hereof;

                  (iii) the Company or the Guarantor fails to comply with
            Section 4;

                  (iv) the Company fails to comply with Section 3 and such
            failure continues for 30 days after the notice specified below;

                  (v) the Company or the Guarantor fails to comply with any of its agreements set forth herein (other than those referred to in clause (a), (b), (c) or (d) above) and such failure continues for 60 days after the notice specified below;

                  (vi) Indebtedness of the Company, the Guarantor or any
            Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10,000,000 or its foreign currency equivalent;

                  (vii) the Company, the Guarantor or any Significant Subsidiary
            pursuant to or within the meaning of any Bankruptcy Law:

                  (1) commences a voluntary case;

                  (2) consents to the entry of an order for relief against it in an involuntary case;

                  (3) consents to the appointment of a Custodian of it or for any substantial part of its property; or

                  (4) makes a general assignment for the benefit of its
            creditors; or

                  (5) takes any comparable action under any foreign laws
            relating to insolvency;

                  (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (1) is for relief against the Company, the Guarantor or any
            Significant Subsidiary in an involuntary case;

                  (2) appoints a Custodian of the Company, the Guarantor or any
            Significant Subsidiary or for any substantial part of its property;

                  (3) orders the winding up or liquidation of the Company, the
            Guarantor or any Significant Subsidiary; or

                  (4) any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

                  (ix) any judgment or decree for the payment of money in excess of $10,000,000 or its foreign currency equivalent at the time is entered against the Company, the Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 days following the entry of such judgment or decree and is not discharged, waived or the execution thereof stayed within 10 days after the notice specified below; or

                  (x) the Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Guaranty) or the Guarantor denies or disaffirms its obligations under the Guaranty.

      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

      The term "Bankruptcy Law" means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

      A Default under clauses (d), (e) or (i) is not an Event of Default until the Holders of at least 25% in principal amount of the outstanding New Notes at the time of such Default notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

      The Company shall deliver to the Holder, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default under clause (f) or (j) and any event which with the giving of notice or the lapse of time would become an Event of Default under clause
(d), (e) or (i), its status and what action the Company is taking or proposes to take with respect thereto.

            (l) Acceleration, Waivers of Past Defaults, Waiver of Stay or Extension Laws, Right to Receive Payment.

                  (i) Acceleration. If an Event of Default occurs and is
            continuing (other than an Event of Default specified in Section 11(g) or (h) with respect to the Company or the Guarantor), the holders of at least 25% in principal amount of the New Notes may declare the principal of and accrued but unpaid interest on this Note to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 11 (g) or (h) with respect to the Company or the Guarantor occurs, all principal of and interest on this Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder. The holders of a majority in principal amount of the New Notes may by notice to the Company rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

                  (ii) Waiver of Past Defaults. The holders of a majority in principal amount of the New Notes by notice to the Company may waive an existing Default and its consequences except (i) a Default in the payment of the principal of or interest on a New Note or (ii) a Default in respect of a provision that under Section 10(b) cannot be amended without the consent of each holder of New Notes affected. A Default in respect of a provision that requires the consent of 75% of the outstanding aggregate principal amount of the New Notes to any amendment may only be waived by the holders of 75% of the outstanding aggregate principal amount of the New Notes. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

                  (iii) Right to Receive Payment. Notwithstanding any other
            provision of this Note, the right of the Holder to receive payment of principal of and interest on this Note, on or after the respective due dates expressed in this Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder

                  (iv) Waiver of Stay or Extension Laws. The Company (to the
            extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance under this Note; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Holder, but shall suffer and permit the execution of every such power as though no such law had been enacted.

                  (v) When New Notes Disregarded; Registered Securities. In
            determining whether the holders of the required principal amount of New Notes have concurred in any direction, waiver or consent, New Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding. Also, subject to the foregoing, only New Notes outstanding at the time shall be considered in any such determination. For all purposes for this Note, any New Notes sold pursuant to a Registration Rights Agreement shall be considered the same class or series as this Note.

                  (vi) Successors. All agreements of the Company in this Note shall bind its successors.

                  (vii) Headings. The headings sections and subsections of this
            Note have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

            (m) Notice of Transfer; Surrender; New Certificates. In the event this Note or any portion of this Note is transferred by the holder thereof to a third party (including any Affiliate (as defined in Regulation D of the Securities Act) thereof), the holder will promptly execute and return to the Company the assignment form attached hereto as Annex C.

            Upon the Stated Maturity, the holder of this Note, in exchange for the payment of principal of, and any accrued and unpaid interest, on this Note shall surrender this Note to the Company.

            In the event that the holder of this Note transfers any portion hereof pursuant to the terms hereof, the transferring and new holder shall be entitled to have the Company execute and deliver new certificates (with corresponding Note Guarantees executed by the Guarantor) representing the applicable principal amount of Notes in the names and denominations requested by the transferring holder, provided that the Company may request the transferring and new holder to confirm in writing that it has complied with federal and state securities laws with respect to such transfer.

            (n) Defeasance, Satisfaction and Discharge. Reference is hereby made to Article 8 of the Indenture which is incorporated by reference herein as if set forth in its entirety herein and made applicable to this Note.

            (o) No Recourse Against Others. No director, officer, employee or stockholder, as such, of the Company or the Guarantor shall have any individual liability for any obligations of the Company or the Guarantor under the Operative Documents or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting this Note, the Holder waives and is releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

            (p) Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

                                     ANNEX A

                                 NOTE GUARANTEE

      To secure the due and punctual payment of the principal and interest, if any, on the Floating Rate Note due 2012 of Avondale Mills, Inc. (the "Note") held by Cohanzick Credit Opportunities Master Fund, Ltd. (the "Holder") and all other amounts payable by the Company under the Note when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Note, and for good and valuable consideration, the receipt of which are hereby acknowledged, the Guarantor agrees to guarantee the Obligations (as defined below) on a senior basis pursuant to the terms herein (defined terms not otherwise defined herein shall have the meanings ascribed to such terms in the Note):

(q) The Guarantor hereby unconditionally and irrevocably guarantees to the Holder and its successors, transferees and assigns (a) the full and punctual payment of principal and interest on the Note when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Note and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Note (all the foregoing being hereinafter collectively called the "Obligations"). The Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantor and that the Guarantor will remain bound under this Note Guarantee notwithstanding any extension or renewal of any Obligation.

(r) The Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. The Guarantor waives notice of any default under the Note or the Obligations. The obligations of the Guarantor hereunder are primary, absolute and unconditional and shall not be affected by (a) the failure of the Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under the Exchange Agreement, the Note or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Exchange Agreement, the Note or any other agreement; (d) the release of any security held by the Holder for the Obligations or any of them; (e) the failure of the Holder to exercise any right or remedy against any other guarantor of the Obligations; or (f) any change in the ownership of the Guarantor.

(s) The Guarantor further agrees that its guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by the Holder against the Company or any other person or to any security held for payment of the Obligations.

(t) This Note Guarantee is Senior Indebtedness of the Guarantor and is equal in right of payment to the payment in full of the principal of and premium, if any, and interest on all Senior Indebtedness of the Guarantor.

(u) The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of the Holder to assert any claim or demand or to enforce any remedy under the Exchange Agreement, the Note or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantor or would otherwise operate as a discharge of the Guarantor as a matter of law or equity.

(v) The Guarantor further agrees that this Note Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or interest on any Obligation is rescinded or must otherwise be restored by the Holder upon the bankruptcy or reorganization of the Company, the Guarantor or otherwise.

(w) In furtherance of the foregoing and not in limitation of any other right which the Holder has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Company to pay the principal or interest on any Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Obligation, the Guarantor hereby promises to and will, upon receipt of written demand by the Holder, forthwith pay, or cause to be paid, in cash, to the Holder an amount equal to the sum of (i) the unpaid amount of such Obligations, (ii) accrued and unpaid interest on such Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Obligations of the Company to the Holder.

(x) The Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Obligations guaranteed hereby until payment in full of all Obligations. The Guarantor further agrees that, as between it, on the one hand, and the Holder, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated by the Holder after an Event of Default under the Note for the purposes of the Guarantor's Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided by the Note, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

(y) The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Holder in enforcing any rights under this Note Guarantee;

(z) This Note Guarantee shall be binding upon the Guarantor and its successors and assigns and shall enure to the benefit of the successors, transferees and assigns of the Holder and, in the event of any transfer or assignment of rights by the Holder, the rights and privileges conferred upon that party in this Note Guarantee and in the Note shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Note Guarantee.

(aa) Neither a failure nor a delay on the part of either the Holder in exercising any right, power or privilege under this Note Guarantee shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Holder herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Note Guarantee at law, in equity, by statute or otherwise.

(bb) No modification, amendment or waiver of any provision of this Note Guarantee nor the consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Holder, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstances.

      IN WITNESS WHEREOF, the Guarantor has executed this Note Guarantee as of the ___ day of _____________, 2004.

                                     AVONDALE INCORPORATED

                                     By:__________________________________
                                        Name: Jack R. Altherr, Jr.
                                        Title: Vice Chairman, Chief Financial
                                               Officer and Director

                                     ANNEX B

                  TERM SHEET FOR REGISTRATION RIGHTS AGREEMENT

                                     ANNEX C

                                 ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

________________________________________________________________________________
               (Insert assignee's social security or tax I.D. no.)

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
              (Print or type assignee's name, address and zip code)

and irrevocably appoint __________________________ as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

________________________________________________________________________________

Your Signature:_________________________________________________________________
              (Sign exactly as your name appears on the other side of this Note)

Your Name:______________________________________________________________________

Date:_____________________

Signature Guarantee:____________________________________________________________

                                      B-1